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                                                                   EXHIBIT 10.15


                                Air South, Inc.
                          233 East Ontario, Suite 600
                            Chicago, Illinois 60611
                        Phone: (311) 787-5678 Fax: (312) 787-8025

Patrick J. O'Shea
President




        08 December 1993




        Mr. Tom Volz
        Dallas Convention & Visitors Bureau
        1201 Elm Street, Suite 2000
        Dallas, Texas 75243

                                                        Private and Confidential

        Dear Tom:

        As discussed, the following will constitute our understandings as regard to your employment contract.

        You will report directly to me, and will be one of three Vice Presidents in the Company plus the General Council and Corporate Secretary, Don Baker. The conditions of employment and compensation are spelled out as follows:

        -       Your title is Vice President Marketing and Sales

        - The areas identified in the Business Plan under Marketing and Sales will report to you

        -       Your starting salary will be $97,500 per annum

        - You were awarded stock options to purchase 80,000 shares of Air South stock at the original incorporation meeting in Chicago on May 22, 1993. The exercise price of these Investment Stock Options (ISO) will be $0.3125 per share, and 1/3 will vest annually on the anniversary of the award. Thus, you could exercise 1/3 of the shares on May 22, 1994, with an additional 1/3 each on May 22 of 1995 and 1996. The options are valid through the 10th anniversary of the award.

        - You will participate in Executive Compensation Plan, details to be announced. This will be an incentive plan that will include (probably), additional cash compensation, additional stock options, will be tied to managements performance in running the company and subject to approval annually by the Board of Directors.

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        -       As all employees, you will participate in the Profit Sharing
                Plan, distributed on a quarterly basis and equivalent to 15% of pre operating profits subject to approval after the next two steps in capitalization.

        - You and your family will be issued Air South annual passes in perpetuity as a privilege of being one of the founders.

        - Your actual costs of relocation to the final headquarters location of Air South will be paid in its entirety by Air South.

        - This employment agreement includes a termination clause as follows: In the event of death or termination of employment of yourself, for any reason, including a voluntary termination and after being employed for at least one year, either you or your estate will be paid an amount equal to a six month salary.

        - A competitive health insurance program will be provided immediately you join the Company on a full time basis, which is presumed to be shortly after receipt by the Company of the next level of capitalization.

Please review this document and advise me of any elements that do not agree with our verbal understandings. My apologies for the delay in getting this to you.

Best personal regards,


/s/ Patrick J. O'Shea
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Patrick J. O'Shea



/s/ Thomas Volz
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Thomas Volz, Vice President Marketing
Air South



/s/ Patrick J. O'Shea
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Patrick J. O'Shea, President and CEO
Air South